Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC Announces Acquisition of The Payne Firm, Inc.

Acquisition Strengthens Firm's Position in Private Equity Transactional Market

LOWELL, MASS. - August 31, 2011- TRC Companies, Inc. (NYSE: TRR) today announced that it has acquired The Payne Firm, Inc. (“Payne”). Payne is a privately held environmental consulting firm that provides full life-cycle services to the legal and financial communities and industries ranging from manufacturing and healthcare to higher education. Payne's net service revenue for calendar year 2010 was approximately $4.7 million. The acquisition is expected to be immediately accretive. Financial terms of the transaction, which included a mixture of cash and common stock, were not disclosed.

Headquartered in Cincinnati - with offices in Chicago, Cleveland and Troy, New York - Payne works with a wide variety of clients from emerging business to Fortune 500 companies throughout North America and internationally. Payne's staff of 30 consulting professionals represents the full spectrum of technical disciplines, including environmental, civil and chemical engineering; geology and hydrogeology; chemistry; risk assessment; asbestos and lead investigation and abatement; and industrial hygiene and safety. Payne is a member of the Inogen Environmental Alliance, a global network of 165 member offices in six continents with over 4,800 professionals worldwide.

“The acquisition of Payne enhances TRC's position in the private equity transactions market and legal sector,” said Chairman and Chief Executive Officer Chris Vincze. “We believe this market represents an attractive growth opportunity for TRC as companies are now reinvesting capital with more consistency and pursuing acquisitions for growth. In addition, Payne's consulting services will complement our Exit Strategy® and Environmental services through cross-selling opportunities and the potential to pursue larger projects Payne traditionally had to turn away. From a geographic perspective, the addition of Payne expands our North American footprint and strengthens our presence in the Midwest. Overall, Payne has an outstanding reputation in the markets it serves, and we welcome their talented staff of professionals to TRC.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

John L. Payne, Founder and Principal of Payne, said, “TRC is a leader in the environmental industry with a well-earned and well-established reputation. The depth of their environmental consulting offerings and customer focused philosophy made the firm an ideal fit for Payne's clients and employees. We believe our cultures are closely aligned and the combination of TRC and Payne will create opportunities for significant growth. We look forward to joining the TRC team and benefiting from operating as part of a larger competitor with a national footprint.”

Vincze concluded, “The acquisition of Payne continues to further our growth strategy, which strikes a balance between strategically investing in organic growth and acquisitions to drive profitability.”

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC's website at www.TRCsolutions.com.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC's ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2010, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995